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                                                                     EXHIBIT 16



                          [LETTERHEAD OF BORDEN, INC.]




                                                  September 14, 1994


Mr. Paul B. Kazarian
Managing Partner
Japonica Partners
30 Kennedy Plaza
Providence, RI  02903

Dear Mr. Kazarian:

          Mr. Tasco has authorized me to respond to your letter to him dated September 13, 1994, as follows.

          Borden's Board has consistently maintained that it is prepared to explore all serious, substantive proposals with a view to maximizing the value of the Borden shares. We note that none of your communications referenced in your letter contained any proposal. If you have a proposal that you wish to discuss with us that in your view meets such criteria and can be effected, please advise us of same through our investment banker, Louis Perlmutter of Lazard Freres & Co., (212) 632-6152, and he will arrange a meeting with you.

                                                Very truly yours,



                                                /s/ Allan L. Miller
                                                ------------------------
                                                Allan L. Miller

ALM:lm

VIA FACSIMILE

cc:  Louis Perlmutter